Digitiliti, Inc.

266 East 7th Street, 4th Floor

St. Paul, MN 55101

July 11, 2008

VIA EDGAR AND

FACSIMILE (202) 772-9210

United States Securities

 and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention:  Barbara C. Jacobs

Re:

Digitiliti, Inc., a Delaware corporation (the “Company”)

Registration Statement on Form 10

Form 10A-2 filing in response to Securities and Exchange Commission (the “Commission”) comment letter dated June 10, 2008

Commission File No. 000-53235

Ladies and Gentlemen:

In regard to the above referenced filing, the Company hereby acknowledges the following:

•

that the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

the staff comments or changes to disclosure in response to staff comments does not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Digitiliti, Inc.

By: /s/Larry D. Ingwersen

Name:  Larry D. Ingwersen

Title:   President and Chief Executive Officer